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                                                                      EXHIBIT 21



                           SUBSIDIARIES OF REGISTRANT


A.   Graphix Zone Inc., a California corporation (GZ-CA).

B.   StarPress Inc., a Colorado corporation (StarPress).

C.   StarPress Subsidiaries are:

     1.   Great Bear Technology, Inc., a California corporation
     2.   Healthsoft, Inc., a California corporation
     3.   Great Bear - Arizona, Inc., an Arizona corporation
     4.   StarPress Multimedia, Inc., a Delaware corporation
     5.   iTravel International Ltd., a Washington corporation